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                                                                   Exhibit 10.18




                                   AGREEMENT

         THIS AGREEMENT is effective March 1, 1998 and is by and between CYBERNET DATA SYSTEMS, INC., a Delaware corporation with offices at 50 Washington Street, Norwalk, Connecticut 06854, ("Cybernet"), and PEQUOT SYSTEMS, INC., a Connecticut corporation with offices at 50 Washington Street, Norwalk, Connecticut 06854, ("Pequot").

RECITALS

Cybernet desires to assure Pequot's ongoing availability to work on the Cybernet system; Pequot desires certain assurances in connection with fulfilling Cybernet's needs; and Pequot desires certain assurances respecting receivables due from Cybernet and is willing to take shares in Cybernet in partial satisfaction of such debts.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. WORK FOR CYBERNET

1.1 Pequot shall be available to perform up to $14,500.00 worth of work on the Cybernet system per month. Pequot shall have the option, but not the obligation, to do further work.

1.2 Cybernet and Pequot shall agree on the work to be done each month prior to commencement of work. Such agreement shall be evidenced by some appropriate writing acceptable to Cybernet and Pequot, including memoranda, schedule of work, or the like.

2. RECURRING MONTHLY EXPENSES

2.2 Cybernet acknowledges that the arrangement between Cybernet and Pequot includes payment to Pequot for certain out-of-pocket type expenses, including shared office resources (copier, phone, etc.). Cybernet shall continue to pay Pequot currently for such expenses. The parties acknowledge that Cybernet's share of such expenses is approximately $8,000.00 per month, and varies from time to time from such amount.
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3.  SECURITY

3.1 Within 30 days of this Agreement, Cybernet shall execute and deliver to Pequot a security agreement substantially in the form of the agreement attached hereto and made a part hereof as Exhibit 1, as well as appropriate Forms UCC-1.

4.  PAST DUE BALANCE

4.1 As of March 1, 1998, for past services provided by Pequot, Cybernet owes Pequot $297,089.52 (the "Cybernet Debt"). Cybernet acknowledges the quality and value of those services and agrees that there are no defenses to payment of the Cybernet Debt. Notwithstanding the foregoing, and subject to Section 4.4, below, Pequot hereby agrees to accept payment in installments and/or in kind as set forth herein.

4.2 In satisfaction of $125,000.00 of the Cybernet Debt, Cybernet shall transfer to Pequot and Pequot shall accept 100,000 shares of Cybernet common stock.

4.3 Subject to Sections 4.4 and 4.5., below, Cybernet shall pay Pequot monthly $7,500.00 toward the remainder of the Cybernet Debt, $172,089.52 (the "Adjusted Cybernet Debt"), until the Adjusted Cybernet Debt is paid in full.

4.4 If Cybernet or a controlling interest therein is acquired, or if substantially all of Cybernet's assets are sold, the then remaining balance of the Adjusted Cybernet Debt shall immediately become due and payable.

4.5 The Adjusted Cybernet Debt shall include interest on the unpaid balance at the prime rate of interest plus two (2%) percent per annum, such that interest shall be added to the unpaid balance from time to time, and such unpaid balance plus interest shall become the Adjusted Cybernet Debt.

4.6 Notwithstanding the Secured Obligations (as defined in the security agreement, attached as Exhibit 1) are the Cybernet obligations referenced in Sections 1 and 2, above, this Agreement and Pequot's rights in the Collateral (as also defined in such security agreement) shall terminate upon payment in full of the Adjusted Cybernet Debt.


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5.  PAYMENT

5.1 All payments due monthly referenced in this agreement shall be made by Cybernet on or before the tenth day of the month for which payment is due.

5.2 For the record, for the indicated months, the parties acknowledge payment by Cybernet and receipt by Pequot of the following:

    a) For February, 1998, $12,187.50 for work on the Cybernet System, $6,794.33 for shared office resource and out-of-pocket expenses, and $11,018.17 toward the Cybernet Debt.

    b) For March, 1998, $14,500.00 for work on the Cybernet System, $8,000.00 toward shared office resource and out-of-pocket expenses, and $2,500.00 toward the Adjusted Cybernet Debt.

6.  APPROVAL

6.1 Cybernet represents that this agreement has been approved and accepted by Cybernet's Board of Directors. A copy of such Board's resolution is attached as
Exhibit 2.

7.  GENERAL PROVISIONS

7.1 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     Cybernet:
     Mr. Marc Strausberg                           with a copy to:
     Cybernet Data Systems, Inc.                   Neal L. Moskow, Esquire
     50 Washington Street                          Ury & Moskow
     Norwalk, CT 06854                             19 Ludlow Road - Suite 102
     Facsimile No.: (203) 852-5667                 Westport, CT 06880-3040
                                                   Facsimile No.: (203) 226-8437


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Pequot:
Mr. Stefan Chopin                                  with a copy to:
President                                          James J. Brooks, Esquire
Pequot Systems, Inc.                               101 Lake Place South
50 Washington Street                               Danbury, CT 06810
Norwalk, CT 06854                                  Facsimile No.: (203) 798-8185
Facsimile No.: (203) 852-5601

7.2 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement may be brought against any of the parties in the courts of the State of Connecticut, County of Fairfield, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Connecticut, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

7.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.4 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior discussions and agreements, if any, between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended


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except by a written agreement executed by the party to be charged with the amendment.

7.5 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign this Agreement or any of its rights or obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

7.6 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.7 SECTION HEADINGS, CONSTRUCTION. The headings and organization of this Agreement are for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. In addition, this Agreement and the agreement attached as Exhibit 1 may be executed in one or more counterparts, each of which will be deemed to be an original copy.

7.8 GOVERNING LAW. This Agreement is executed in and will be governed by the laws of the State of Connecticut without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

CYBERNET DATA SYSTEMS, INC.                    PEQUOT SYSTEMS, INC.


By:  /s/ Marc Strausberg                       BY:   /s/ Stefan A. Chopin
     ----------------------                          --------------------------
     Marc Strausberg                                 Stefan A. Chopin
     President                                       President


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                                    Exhibit 1

                               SECURITY AGREEMENT

CYBERNET DATA SYSTEMS, INC. ("Cybernet") has agreed to pay PEQUOT SYSTEMS, INC. ("Pequot") monthly for certain services and out-of-pocket expenses (the "Secured Obligations") pursuant to a certain agreement dated March 1, 1998 (the "Related Agreement"). With respect to the Secured Obligations, Cybernet and Pequot agree as follows:

1.  PAYMENTS, PROPERTY, AND SECURITY

As security for the payment of the Secured Obligations, Cybernet hereby pledges and grants a security interest to Pequot in and to all of Cybernet's right, title and interest in and to certain equipment ("Equipment"), contracts, and accounts receivable (together the "Property"), together with all proceeds of any and all of such Property (including, without limitation, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Property (all such Property and proceeds collectively the "Collateral"). The Collateral is described on Schedule A which is attached to and made part of this Agreement.

Cybernet has signed and delivered to Pequot duplicate original UCC-1's, suitable for recording, describing the Collateral.

Cybernet warrants and represents that it owns the Collateral free and clear of any lien, option, or other charge or encumbrance except the lien created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any portion of the Collateral is on file in any recording office, except those filed in favor of Pequot relating to this Agreement.

2.  PRESERVATION AND MAINTENANCE OF EQUIPMENT

Cybernet shall not destroy, damage, or substantially change the Equipment, allow the Equipment to deteriorate, or otherwise damage the Equipment. Cybernet shall keep and maintain the Equipment in good and fully operational condition.

3.  LIENS AND CHARGES

Cybernet shall keep the Collateral free of liens and charges, including tax and materialmens, liens and charges. Cybernet shall defend the Collateral against all claims or demands (other than by Pequot).

4.  INSURANCE

Cybernet shall maintain insurance with respect to the Equipment of types and amounts as would be maintained by a prudent owner of similar property in similar
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circumstances. Each policy of such insurance shall: (A) name Pequot as an additional insured thereunder (without any representation or warranty by or obligation upon Pequot); (B) contain an agreement by the insurer that any loss thereunder shall be payable to Pequot notwithstanding any action, inaction or breach of representation or warranty by Cybernet; (C) provide that there shall be no recourse against Pequot for payment of premiums or other amounts with respect thereto; and (D) provide that at least thirty days' prior written notice of amendment to, cancellation of or lapse shall be given to Pequot by the insurer. Cybernet shall, if so requested by Pequot, deliver to Pequot original or duplicate policies of such insurance.

5.  RESTRICTIONS ON TRANSFER

Cybernet may not, without the prior written consent of Pequot, move or remove from its current location, further pledge, encumber, hypothecate, grant any option with respect to, sell or otherwise dispose of, convey or assign all or any part of the Collateral or permit any of the foregoing to occur by operation of law or otherwise.

6.  PEQUOT APPOINTED ATTORNEY-IN-FACT

Cybernet hereby irrevocably appoints Pequot as Cybernet's attorney-in-fact, with full authority in the place and stead of Cybernet and in the name of Cybernet, upon default by Cybernet to take any action and to execute any instrument which Pequot may deem necessary or advisable to accomplish the purposes of this Agreement.

Cybernet hereby ratifies and approves all acts of Pequot, as its attorney-in-fact, pursuant to this Section 6, and Pequot, as its attorney-in-fact, will not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as this Agreement remains in effect. Cybernet also authorizes Pequot, at any time and from time to time, to communicate in its own name with any party to any contract, agreement or instrument included in the Collateral with regard to the assignment of such contract, agreement or instrument and matters relating thereto.

7.  REMEDIES

In the event of default occurring and continuing, Pequot may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of Connecticut and also, to the extent permitted or not barred by law, may (i) require Cybernet to, and Cybernet agrees that it will at its expense and upon the request of Pequot forthwith, assemble all or part of the Collateral as directed by Pequot and make it available to Pequot at a place to be designated by Pequot, (ii) peaceably and with prior notice enter where any of the Collateral is located and take and carry away the same, by any if its representatives, with or without legal process, to Pequot's place of storage, and (iii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels


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at public or private sale, at any exchange, brokers board or at any of Pequot's offices or elsewhere, for cash, on credit or for future delivery and upon such other terms as Pequot may deem commercially reasonable. Cybernet agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Cybernet of the time and place of any public or private sale is to be made shall constitute reasonable notification. Pequot shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Pequot may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place it was so adjourned. Pequot agrees that it shall give Cybernet ten (10) days notice of the time and place of the sale of any Collateral pursuant to this Agreement; provided, however, that the failure of Pequot to deliver such notice shall not constitute a default hereunder by Pequot and shall not prevent Pequot from conducting such sale at the time and place scheduled therefor.

As used in this Agreement, default means (i) any facts or circumstances which, with the giving of notice or the passage of time or both, would constitute a default or breach by Cybernet of the Secured Obligations and (ii) the occurrence of any default under this Agreement, the Related Agreement or any related obligations.

If Cybernet defaults in performance of any of the terms set out in this Agreement, or if there is a legal proceeding that may significantly affect Pequot's rights to the Collateral, then Pequot may do and pay for whatever is necessary to protect the value of the Collateral and Pequot's rights in the Collateral. Pequot's actions may include paying any sums secured by a lien against the Collateral, appearing in court, paying reasonable attorney's fees and repairing the Equipment. Although Pequot may take action under this Section, Pequot does not have to do so.

Cybernet shall pay all of Pequot's costs and expenses, including, but not limited to, attorneys' fees and expenses, incurred in connection with enforcement of this Agreement.

Any amounts disbursed by Pequot under this Section shall become additional debt of Cybernet. Unless Cybernet and Pequot agree to other terms of payment, these amounts shall bear interest from the date of disbursement at the maximum legal rate and shall be payable, with interest, upon notice from Pequot to Cybernet requesting payment.

Cybernet shall pay the premiums required to maintain the above-referenced insurances until such time as the requirement for the insurance terminates; i.e., all obligations due Pequot have been satisfied.

The powers conferred on Pequot hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon Pequot to exercise any such powers. Pequot shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment


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
substantially equal to that which Pequot accords its own property, it being understood that Pequot shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any Collateral.

8.  INSPECTION

Pequot or its agent may make reasonable entries and inspections of the Collateral. Pequot shall give Cybernet notice at the time or prior to an inspection.

9.  RELEASE

Upon payment or discharge of all Secured Obligations, the terms hereof shall become null and void and Pequot shall release these terms without charge to Cybernet. Cybernet shall pay any recording costs.

10. GENERAL PROVISIONS

This Agreement is in addition to and not in limitation of any other rights and remedies Pequot may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith, or hereafter executed by Cybernet or by law or otherwise. If any provision of this Agreement is contrary to applicable law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof. If and to the extent that applicable law confers any rights or imposes any duties inconsistent with or in addition to any of the provisions of this Agreement, the affected provision shall be considered amended to conform thereto.

Pequot shall not by any act, delay, omission or otherwise be deemed to have waived any rights or remedies hereunder. A waiver by Pequot of any right or remedy hereunder on any one occasion shall not be considered as a bar to or waiver of any such right or remedy which Pequot would have had on any future occasion nor shall Pequot be liable for exercising or failing to exercise any such right or remedy.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other party):

Cybernet:    Mr. Marc Strausberg                 with a copy to:
             Cybernet Data Systems, Inc.         Neal L. Moskow, Esquire
             50 Washington Street                Ury & Moskow
             Norwalk, CT 06854                   19 Ludlow Road - Suite 102
             Facsimile No.: (203) 852-5667       Westport, CT 06880-3040
                                                 Facsimile No.: (203) 226-8437


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
Pequot:      Mr. Stefan A. Chopin                with a copy to:
             President                           James J. Brooks, Esquire
             Pequot Systems, Inc.                101 Lake Place South
             50 Washington Street                Danbury, CT 06810
             Norwalk, CT 06854                   Facsimile No.: (203) 798-8185
             Facsimile No.: (203) 852-5601

The headings and organization of this Agreement are for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. In addition, this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

This Agreement is executed in and will be governed by the laws of the State of Connecticut without regard to conflicts of laws principles.

No amendment or waiver of any provision of this Agreement nor consent to any departure by Cybernet herefrom shall in any event be effective unless the same shall be in writing and signed by Pequot and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.  SECURITY AGREEMENT

Cybernet has executed and delivered this Security Agreement for the purpose of pledging to Pequot its interest in the Collateral as security for payment and performance, when due, of the Secured Obligations.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its representative there unto
duly authorized as of the     day of March, 1998.

CYBERNET DATA SYSTEMS, INC.                      PEQUOT SYSTEMS, INC.

/s/ Marc Strausberg                              /s/ Stefan A. Chopin
-----------------------------                    ------------------------------
Marc Strausberg                                  Stefan A. Chopin
President                                        President


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